EXHIBIT 10.1

At the Annual Meeting of Stockholders of MMC held on May 19, 2005, MMC's stockholders approved an amendment to each of the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan and the Marsh & McLennan Companies, Inc. 2000 Employee Incentive and Stock Award Plan to: (i) permit a one-time, voluntary exchange of certain outstanding stock options for new stock options and (ii) prohibit subsequent exchanges unless stockholder approval is obtained.